Exhibit 4.13

AMENDMENT NO. 1 TO THE MANDATORY CONVERTIBLE NOTE DUE 2023 DATED SEPTEMBER 12, 2018

Amendment No. 1 dated December 18, 2018 (“Amendment No. 1”) to the Mandatory Convertible Note due 2023 dated September 12, 2018 (the “Note”) issued by iClick Interactive Asia Group Limited, a Cayman Islands company (the “Company”) to LIM Asia Multi-Strategy Fund Inc., a British Virgin Islands entity (such party and any permitted transferee, in whole or in part, a “Holder”), pursuant to, and in accordance with, the Convertible Note Purchase Agreement, dated September 10, 2018 by and among the Company and the Holder.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Note.

RECITALS

WHEREAS, Section 11.2 of the Note provides that the amendment of any term of the Note will be subject to the written consent of the Holder and the Company; and

WHEREAS, the Holder has requested and the Company has agreed, consistent with the provisions of Section 11.2 of the Note, to amend the Note as set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Holder and the Company (each a “party” and collectively the “parties”) hereby agree as follows:

1.                                      Amendment to Section 3.3. Section 3.3 of the Note is hereby deleted in its entirety and replaced to read as follows:

“3.3.                      Conversion Price.         Subject to adjustments as provided in Sections 4.2 and 4.3, the price at which ADSs will be delivered upon conversion (the “Conversion Price”) will be the U.S. dollar amount equal to 0.92 (the “Fixed Discount”) times the lowest of:

(i)        the VWAP of the ADSs over the period from and including the Original Issue Date to and including the Trading Day immediately preceding the Conversion Date;

(ii)       the VWAP of the ADSs over the five Trading Day-period including the Trading Day immediately preceding the Conversion Date and the four Trading Days preceding such Trading Day immediately preceding the Conversion Date; and

(iii)      the fixed price of US$8.00 (the “Fixed Price”), subject to adjustments as provided in Article 4.

Provided, however, that if the Conversion Price calculated using the above formula is higher than the U.S. dollar amount calculated by multiplying the Fixed Discount times the VWAP of the ADSs over the period from and including the Receipt Confirmation Date to and including the date of delivery of the ADSs to the converting Holder (the “Reference Conversion Price” and such period, the “Reference Conversion Price Period”), then the Conversion Price will be deemed to be the “Reference Conversion Price” and an additional number of ADSs will be delivered to the converting Holder as soon as reasonably practicable and no later than five Business Days from the end of the Reference Conversion Price Period, such that the total number of ADSs delivered to such converting Holder will be equal to the total number of ADSs that would have been deliverable had the number of ADSs initially delivered to the converting Holder been calculated using the Reference Conversion Price.  Notwithstanding the foregoing, in no event will the Conversion Price or the Reference Conversion Price be less than US$2.78 (the “NBV Price”), subject to adjustments as provided in Article 4.

In all calculations of the Conversion Price, if the relevant Conversion Notice is delivered to the Company on a day that is not a Trading Day, the Conversion Notice will be deemed to have been delivered on the next day that is a Trading Day.”

2.                                      Amendment to Section 3.7. Section 3.7 of the Note is hereby deleted in its entirety and replaced to read as follows:

“3.7                         Cash Alternative Election.

If the VWAP of the ADSs on the Trading Day immediately preceding the Conversion Date is lower than the VWAP of the ADSs on the Original Issue Date, upon receiving a Conversion Notice, the Company may, at its sole option, make an election (the “Cash Alternative Election”) to satisfy the exercise of the Conversion Right in respect of such Conversion Notice, in whole and not in part, by paying the Cash Alternative Amount to such converting Holder. The Company will inform the Holder of its exercise of the Cash Alternative Election by giving notice to the Holder in the form attached hereto as Exhibit B (the “Cash Alternative Election Notice”) within two Business Days after the Receipt Confirmation Date.

The “Cash Alternative Amount” is an amount in U.S. dollars equal to the principal amount to be converted pursuant to the relevant Conversion Notice divided by 0.92.

The Company will pay the Cash Alternative Amount within seven Business Days after the relevant Receipt Confirmation Date.”

3.                                      Effectiveness and Counterparts.  This Amendment No. 1 shall become effective as of the date hereof upon execution by the parties hereto and shall be attached to the Note Certificate issued on September 12, 2018. This Amendment No. 1 may be executed in any number of counterparts, each of which shall constitute an original but both of which when taken together shall constitute but one agreement.

4.                                      Governing Law; Submission to Arbitration.

(a)                                 This Amendment No. 1 shall be governed by and construed in accordance with the law of the State of New York.

(b)                                 Any dispute, controversy, difference or claim arising out of or relating to this Amendment No. 1, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it will be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted. The seat of arbitration will be Hong Kong. The official language of the arbitration will be English and the arbitration tribunal will consist of three arbitrators (each, an “Arbitrator”). The claimant will nominate one Arbitrator; the respondent will nominate one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and will serve as chairman of the arbitration tribunal.

(c)                                  Any party may seek interim injunctive relief, provisional rulings or other interim relief from a court of competent jurisdiction, both before and after the Arbitrators have been appointed, at any time up until the arbitrators have made their final award.

(d)                                 The award rendered by the arbitral tribunal will be final and binding on the parties. Judgment on the award may be entered in any court of competent jurisdiction.

5.                                      Amendments. Except as specifically amended hereby, the Note shall continue in full force and effect in accordance with the provisions thereof.  All references in any other agreement or document to the Note shall, on and after the date hereof, be deemed to refer to the Note as amended hereby. Any Note Certificate to be issued pursuant to Article 9 of the Note subsequent to the date hereof shall include Sections 3.3 and 3.7 of the Note as amended hereby.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Amendment No. 1 as of the date first above written.

ICLICK INTERACTIVE ASIA GROUP LIMITED

By:	/s/ Sammy Hsieh Wing Hong
Name:	Sammy Hsieh Wing Hong
Title:	Chairman and CEO

LIM ASIA MULTI-STRATEGY FUND INC.

By:	/s/ ***
Name:	***
Title:	Director

Acknowledged as of the date hereof:
ICLICK INTERACTIVE ASIA GROUP LIMITED
acting as Note registrar

By:	/s/ Terence Li
Name:	Terence Li